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                                                                      EXHIBIT 12

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                     YEARS ENDED DECEMBER 31,
                                                                ----------------------------------
                                                                  1994         1993        1992
                                                                ---------    --------    ---------
                                                                      (DOLLARS IN MILLIONS)
Income (Loss) before cumulative effect of accounting
  changes....................................................   $ 5,658.7    $2,465.8    $(2,620.6)
United States, foreign, and other income taxes (credit)......     2,694.6       109.5       (712.5)
Equity in (income) losses of associates......................       (21.7)       18.1        216.4
Cash dividends received from associates......................        10.0         5.0          4.4
Amortization of capitalized interest.........................        50.0        54.7         43.3
                                                                ---------    --------    ---------
Income (Loss) before income taxes, undistributed (income)
  losses of associates, and amortization of capitalized
  interest...................................................     8,391.6     2,653.1     (3,069.0)
                                                                ---------    --------    ---------
Fixed charges included in net income (loss)
  Interest and related charges on debt.......................     5,035.7     5,552.0      6,973.2
  Portion of rentals deemed to be interest...................       465.1       459.4        461.3
                                                                ---------    --------    ---------
     Total fixed charges included in net income (loss).......     5,500.8     6,011.4      7,434.5
                                                                ---------    --------    ---------
Earnings available for fixed charges.........................   $13,892.4    $8,664.5    $ 4,365.5
                                                                =========     =======    =========
Fixed charges
  Fixed charges included in net income (loss)................   $ 5,500.8    $6,011.4    $ 7,434.5
  Interest capitalized in the period.........................        33.9        44.1         43.6
                                                                ---------    --------    ---------
     Total fixed charges.....................................   $ 5,534.7    $6,055.5    $ 7,478.1
                                                                =========     =======    =========
Ratios of earnings to fixed charges..........................        2.51        1.43            *
                                                                =========     =======    =========

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* In 1992, earnings were inadequate to cover fixed charges by $3,112.6 million.

                                      IV-9